Exhibit 5.1

RICHARDSON & PATEL  LLP
10900 Wilshire Boulevard
Suite 500
Los Angeles, California 90024
Telephone (310) 208-1183
Facsimile (310) 208-1154

November 26, 2008

SKYSTAR BIO-PHARMACEUTICAL COMPANY
Rm. 10601, Jiezuo Plaza, No.4, Fenghui Road South,
Gaoxin District, Xi’an, Shaanxi Province, P.R. China

Re:	SKYSTAR BIO-PHARMACEUTICAL COMPANY
Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel for Skystar Bio-pharmaceutical Company, a Nevada corporation (the “Company”), in connection with the registration with the Securities and Exchange Commission on Form S-1 of 3,000,000 shares of the Company’s common stock, $0.001 par value per share (the “Shares”), in an offering, including 125,000 shares underlying a common stock purchase option granted by the Company to the underwriter representative in the offering (“Option”). In connection with this registration, we have reviewed the proceedings of the Board of Directors of the Company relating to the registration and the issuance (or the proposed issuance) of the Shares, the Option, the Articles of Incorporation and all amendments thereto of the Company, the Bylaws of the Company and all amendments thereto, and such other documents and matters as we have deemed necessary to render the following opinion.

Based upon that review, it is our opinion that the Shares now issued will be legally issued, fully paid, and nonassessable. It is our further opinion that the unit purchase option issued to the underwriter representative in the offering, are each legal, binding obligations of the Company, fully paid and non-assessable.

We do not find it necessary for the purposes of this opinion to cover, and accordingly we express no opinion as to, the application of the securities or blue sky laws of the various states as to the issuance and sale of the Shares or Option.

We consent to the use of this opinion in the registration statement filed with the Securities and Exchange Commission in connection with the registration of the Shares or Option and to the reference to our firm under the heading "Legal Matters" in the registration statement.

Very truly yours,

RICHARDSON & PATEL  LLP

/s/ Richardson & Patel LLP